Exhibit 99.1

Oncobiologics Announces Term Extension of Series A Warrants

Cranbury, NJ – February 6, 2017 — Oncobiologics, Inc. (NASDAQ: ONS; ONSIW; ONSIZ), a clinical-stage biopharmaceutical company focused on identifying, developing, manufacturing and commercializing complex monoclonal antibody biosimilar therapeutics, today announced an extension to the term for exercise of its publicly traded Series A warrants (NASDAQ: ONSIW).

The Series A warrants were issued as part of the units in Oncobiologics’ May 2016 initial public offering and are exercisable for shares of its common stock at an exercise price of $6.60 per share. The Series A warrants would have expired at 5:00 pm New York City time on February 18, 2017. The expiration date has now been extended to 5:00 p.m. New York City time on February 18, 2018. The Series A warrants and the common stock issuable upon exercise of the Series A warrants are covered by a registration statement on Form S-1, as amended, previously filed with and declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Oncobiologics, Inc. and its BioSymphony™ Platform

Oncobiologics is a clinical-stage biopharmaceutical company focused on identifying, developing, manufacturing and commercializing complex biosimilar therapeutics. Its current focus is on technically challenging and commercially attractive monoclonal antibodies (mAbs) in the disease areas of immunology and oncology. Oncobiologics is advancing its pipeline of eight biosimilar products, two of which are currently in clinical development. Led by a team of biopharmaceutical experts, Oncobiologics operates from an in-house state-of-the-art fully integrated research and development, and manufacturing facility in Cranbury, New Jersey. Oncobiologics employs its BioSymphony™ Platform to address the challenges of biosimilar development and commercialization by developing high quality mAb biosimilars in an efficient and cost-effective manner on an accelerated timeline. For more information, please visit www.oncobiologics.com.

CONTACTS:

Oncobiologics:	Lawrence A. Kenyon Chief Financial Officer LawrenceKenyon@oncobiologics.com
Media & Investors:	Alex Fudukidis Russo Partners, LLC alex.fudukidis@russopartnersllc.com